Exhibit 5.6

FENNEMORE CRAIG, P.C.

2394 East Camelback Road, Suite 600

Phoenix, Arizona 85016

(602) 916-5000

December 14, 2017

Central Garden & Pet Company

1340 Treat Blvd., Suite 600

Walnut Creek, CA 94597

Re: Senior Note Guarantee by Farnam Companies, Inc.

Ladies and Gentlemen:

We have acted as special Arizona counsel to Farnam Companies, Inc., an Arizona corporation (the “Company”), in connection with the issuance by the Company of a guarantee (the “Guarantee”) relating to $300,000,000 aggregate principal amount of 5.125% Senior Notes due 2028 (the “Notes”) to be issued by Central Garden & Pet Company (“Central”). The Notes and Guarantee are registered under the Registration Statement on Form S-3 (File No. 333-221935) filed with the Securities and Exchange Commission (the “Commission”) on December 7, 2017 (the “Registration Statement”) by Central, as issuer, and certain guarantors, including the Company.

The Notes and the Guarantee will be issued under and pursuant to the base indenture, dated as of March 8, 2010 (the “Base Indenture”), between Central, as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Seventh Supplemental Indenture, dated as of December 14, 2017, among Central, other direct and indirect subsidiaries, including the Company, as guarantors (the “Guarantors”), and the Trustee (the “Seventh Supplemental Indenture”, together with the Base Indenture, shall hereinafter be referred to as the “Indenture”).

As special Arizona counsel to the Company, we have examined executed copies of, but have not participated in the negotiation, preparation or settlement of:

(a) the Indenture;

(b) the Guarantee;

(c) the resolutions adopted by the Board of Directors of the Company pertaining to the authorization, issuance, execution and delivery of the Seventh Supplemental Indenture and the Guarantee issued pursuant to the Indenture; and

(d) the Registration Statement.

The documents listed in items (a)-(d) above are herein sometimes collectively referred to as the “Documents.”

We have examined such records of the Company, certificates of officers of the Company, public officials and others, as well as originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions expressed below. In particular, as to certain matters of fact relevant to the opinions expressed below, we have relied on certificates of officers of the Company, copies of which have been provided to you.

FENNEMORE CRAIG, P.C.

Central Garden & Pet Company

December 14, 2017

For the purposes of our opinions expressed below, we have assumed (without independent investigation or verification):

(a) the genuineness and authenticity of all signatures (whether on originals or copies of documents);

(b) the legal capacity of all natural persons;

(c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof;

(d) that there have been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein, although such records are known on occasion to contain errors and to be otherwise incomplete; and

(e) the completeness and accuracy of all statements of fact set forth in the Documents and all other documents reviewed by us, including without limitations the certificates of officers of the Company.

The opinions expressed below are limited to the published constitutions, treaties, laws, rules, regulations or judicial or administrative decisions of the State of Arizona, in effect as at the date hereof, and the facts and circumstances as they exist on the date hereof, and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction.

Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:

1. The Company has been duly organized and is validly existing and in good standing under the laws of the Arizona and has the corporate power to create the guarantee obligation.

2. The execution and delivery by the Company of the Seventh Supplemental Indenture and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company and the Seventh Supplemental Indenture has been duly executed and delivered (to the extent such delivery is governed by the laws of the State of Arizona) by the Company.

3. The Guarantee has been duly authorized, executed and issued by the Company.

FENNEMORE CRAIG, P.C.

Central Garden & Pet Company

December 14, 2017

This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

We hereby consent to the reference to us under the heading “Legal Matters” in the Prospectus Supplements filed by Central with the Securities and Exchange Commission on December 7, 2017 and December 11, 2017 and to the filing of this opinion as Exhibit 5.6 to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

CWR/SSTR